Exhibit 10.13

                              CONSULTING AGREEMENT

         This Consulting Agreement (the "Agreement") is made and entered into this 20th day of January, 2004, by and between Floyd Cochran, residing at 21028 46th Avenue, Langley, British Columbia, Canada (hereinafter referred to as the "Consultant") and Direct Response Financial Services, Inc., a Colorado corporation (hereinafter referred to as the "Company").

                                    RECITALS

         WHEREAS, Company acknowledges that Consultant has experience, knowledge and contacts that are valuable to Company, and;

         WHEREAS, Company desires to obtain the services of Consultant, and Consultant desires to be hired by Company on the following terms and conditions.

         NOW THEREFORE, in consideration of the mutual promises and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows.

         1. CONSULTING SERVICES. The Company hereby retains the Consultant as an independent financial Consultant to the Company and the Consultant hereby accepts and agrees to such retention. The services provided by Consultant shall consist of advice on the expansion of business in Canada, international business transactions, consultation regarding referrals to the Company regarding electronic commerce, and assisting in bringing Salem Communications to Direct Card Services as a stored-value card account (hereinafter the "Consulting Services").

         2. TIME, MANNER AND PLACE PERFORMANCE. The Consultant shall provide services similar to those provided to other Companies that may include public trading companies. The Company agrees that the Consultant does not and shall not be required to devote its full time and efforts to the Company. The Consultant shall devote such time to the Company as is reasonable and necessary to provide the Consulting Services to the Company. The Consultant shall be available for advice and counsel to the officers and directors of the Company at such reasonable and convenient times and places as may mutually be agreed upon.

         3. TERM OF THE AGREEMENT. The Term of this Agreement shall be for a total of two (2) years, commencing on January 20, 2004, and ending January 20, 2006 (the "Term") subject however, to prior termination as provided for in
Section 11 of this Agreement.

         4. COMPENSATION. In consideration of the Consulting Services to be provided to the Company by the Consultant, Company hereby agrees to compensate Consultant as follows: Company agrees to pay the Consultant a fee equal to 500,000 shares of Rule 144 restricted common stock of the Company. The shares shall be deemed fully earned upon receipt by the Consultant, provided that the Consultant performs the Consulting Services described hereinabove. All shares issued shall be issued free and clear of any liens and encumbrances.


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         5. SALE OF SHARES RECEIVED. It is the Consultant's intention to sell the shares identified in Section 4 hereinabove during the term of this Agreement or shortly thereafter pursuant to Rule 144. The Company agrees that the Consultant may sell the shares at such times and in such manner as may be determined in the sole discretion of the Consultant. The Company understands that any sales of the shares by the Consultant may have effect of decreasing the trading price of the Company's stock price, particularly if the Company's stock is thinly traded. The Consultant will use reasonable efforts to make such sales as such times and in such a manner so as to minimize any adverse effect to the Company from sales of the shares.

         6. DISCLOSURE OF INFORMATION. The Consultant recognizes and acknowledges that it has and will have access to certain confidential information of the Company and its affiliates that are valuable, special and unique assets and property of the Company and such affiliates ("Confidential Information"). The Consultant will not, during and after the term of this Agreement, disclose without the prior written consent or authorization of the Company, any Confidential Information to any person, except authorized representatives of the Consultant or its affiliates, for any reason or purpose whatsoever. In this regard, the Company agrees that such authorization or consent to disclose may be conditioned upon the disclosure being made pursuant to a secrecy agreement, protective order, provision of statue, rule, regulation or procedure under which the confidentiality of the information is maintained in the hands of the person to whom the information is to be disclosed or in compliance with the terms of a judicial order or administrative process. Any information which has been disclosed to the public by the Company or upon the authorization of the Company shall not be considered Confidential Information.

         7. NATURE OF RELATIONSHIP. Nothing in this Agreement shall render any party a general partner of the other. Except as set forth in this Agreement neither party is nor shall be a general agent for the other and neither party is given authority to act on behalf of the other. The Consultant is retained by the Company in an independent capacity and except as set forth in this Agreement, Consultant shall not enter into any agreement or incur any obligation on behalf of the Company.

         8. CONFLICT OF INTEREST. This Agreement is non-exclusive. The Consultant shall be free to perform services for other companies and persons. Consultant will use its best efforts to avoid conflicts of interests. Company agrees that it shall not be a conflict of interest that Consultant devotes time and resources to companies and persons other than Company.

         In the event that the Consultant believes a conflict of interest arises which may affect the performance of the Consulting Services for the Company, Consultant shall promptly notify the Company of such conflict. Upon receiving such notice, the Company may terminate this Agreement pursuant to Section 11. Failure to terminate this Agreement within thirty (30) days of notification of any conflict of interest shall constitute the Company ongoing consent to the Consultant continued activities, which would be in conflict with the Company.


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         9. INDEMNIFICATION FOR SECURITIES LAWS VIOLATIONS AND LIMITATION OF
         LIABILITY.

         A. The Company agrees to indemnify and hold harmless the Consultant against any losses, claims, damages, liabilities and or expenses including any legal or other expenses reasonably incurred in investigating or defending any action or claim in respect to which the Consultant may become subject under the Securities Act of 1934 as amended, because of actions of the Company or its agent's, Company's material publicly available to the Consultant, or materials provided to Consultant by Company for use by Consultant in its performance under this Agreement.

         B. The Consultant agrees to indemnify and hold the Company and each officer, director and controlling person of the Company against any losses, claims, damages, liabilities and expenses including any legal or other expenses reasonability incurred in investigating or defending any action or claim in respect thereof to which the Company of such officer, director or controlling person may become subject under the Securities Act of 1934 as amended, solely because of actions of the Consultant or his agent(s).

         10. TERMINATION. Notwithstanding Section 3 of this Agreement, this Agreement may be terminated; A. By the Company for any reason upon thirty (30) days prior written notice to Consultant. The Company will issue all shares not issued that reflects the fee; or,
         B. By Consultant upon thirty (30) days prior written notice to the Company in the event the Company requests Consultant to perform acts or services in violation of any law, rule, regulation, policy or order of any Federal or State regulatory agency or is engaging in conduct in violations under the same rules.

         11. NOTICES. Any notices required or permitted to be given under this Agreement shall be sufficient if in writing and delivered via facsimile, registered or certified mail, return receipt requested, to the address set forth below.

                                    IF TO CONSULTANT:
                                    21028 46th Avenue
                                    Langley, BC V3E 3E6
                                    FAX-1-604-688-6425


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                                    IF TO COMPANY:
                                    C/O CATANESE & WELLS, A LAW CORP.
                                    31416 W. AGOURA ROAD, SUITE 240
                                    WESTLAKE VILLAGE, CA  91361

         12. APPLICABLE LAW. This Agreement shall be interpreted and construed in accordance with and pursuant to the laws of the Province of British Columbia, Canada.

         13. ARBITRATION. Any dispute, difference or question which may rise at any time hereinafter between the Shareholders touching on the true construction of this Agreement and the respective rights and obligations of each party hereto to the other shall be referred to and settled by binding arbitration under the Commercial Arbitration Act of British Columbia. No arbitration shall be commenced until the aggrieved party shall send to the other party a written notice describing the problem and stating a proposed solution ("Settlement Notice"). For thirty (30) days after sending of the Settlement Notice , the parties shall try to settle the dispute in good faith. During this thirty (30) days settlement period, each party shall send to the other an additional written notice with further proposal for resolving the dispute and responding in detail to the last proposal of the other party. The contents of the Settlement Notice and of all discussions and writings during the thirty (30) day settlement period shall be without prejudice and shall be privileged as settlement discussion and may not be used in any legal proceedings or arbitration. The place of arbitration shall be Vancouver, British Columbia. One impartial arbitrator shall be appointed under the Commercial Arbitration Act. Judgment on the Arbitral award may be entered in any court in the Province of British Columbia or in any court having jurisdiction. The parties hereby waive all defenses as to personal jurisdiction, venue and sovereign immunity from attachment, exception and jurisdiction in any proceeding to confirm or enforce the award. The Laws of the Province of British Columbia shall govern all issues during the arbitration. The decision of the Arbitrator shall be final and finding on the parties.

         14. SEVERABILITY. The provisions contained herein are severable and in the event any of them shall be held invalid, the Agreement shall be interpreted as if such invalid provisions were not contained herein.

         15. ENTIRE AGREEMENT. This entire Agreement constitutes and embodies the entire understanding and agreement of the parties and supersedes and replaces all prior understandings, agreements and negotiations of the parties. This Agreement may not be modified, except in writing and signed by all parties hereto.


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         16. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall constitute and be deemed an original, but both of which taken together shall constitute to one and the same document.

         IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement the day and the year first above written.


                                        Consultant
                                        Floyd Cochran

         Dated:   _______________       ______________________________


                                        Direct Response Financial Services, Inc.


         Dated:   _______________       By: ______________________________
                                            Ted Kozub, CEO/President